Exhibit (p)(21)

Rail-Splitter Capital Management, LLC (“Rail-Splitter”)

Code of Ethics

10.1	Overview

The purpose of this Code of Ethics and Personal Trading Policy (“Code”) is to set forth standards of conduct and personal trading guidelines that are intended to comply with Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), and Rule 17j-1 of the Investment Company Act of 1940, as amended (“1940 Act”). Rail- Splitter expects each of its Access Persons to follow the guidelines and requirements herein.

Every Access Person will be required to certify annually that:

•	S/he has received this Code and any amendments to this Code;

•	S/he has read and understood this Code and recognizes s/he is subject to its provisions; and

•	S/he has complied with the applicable provisions of this Code and has reported all personal securities transactions and holdings required to be reported under Section 10.03 of this policy.

Please see Glossary of Terms for definitions of italicized terms used throughout this Code. Questions concerning this policy should be directed to the Chief Compliance Officer (“CCO”).

10.2	Standards of Conduct

The Advisers Act imposes a fiduciary duty on all investment advisers, including Rail- Splitter. As a fiduciary, Rail-Splitter has a duty of utmost good faith to act solely in the best interests of each of its Clients. In meeting this fiduciary duty, Rail-Splitter and it Access Persons must strive to avoid and/or if appropriate, manage and/or disclose potential or actual conflicts of interest. Clients entrust the firm to prudently manage their assets, which in turn places a high standard on the conduct and integrity of Rail-Splitter’s Access Persons. This fiduciary duty compels all Access Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy, and represents the expected basis of all dealings with Rail-Splitter Clients.

In connection with these expectations and in an attempt to manage conflicts of interest, Rail-Splitter has established the following core principles of conduct. While the following standards are not all-encompassing, they are consistent with Rail-Splitter’s culture of trust, honesty and integrity which is evident throughout Rail-Splitter.

A.	Core Principles

1.	Access Persons are expected to comply with Federal Securities Laws. Strict adherence to Rail-Splitter’s compliance policy manual and guidance provided by the CCO will assist Access Persons in complying with this important requirement;

2.	The interests of Clients should be placed ahead of those of all others;

3.	Access Persons should not take inappropriate advantage of their position with Rail-Splitter;

4.	Access Persons should attempt to avoid any actual conflict of interest with any Rail-Splitter Client;

5.	Personal securities transactions should be conducted in a manner consistent with this policy, and should not adversely impact a Client’s account; and

6.	Rail-Splitter will strive to foster a healthy culture of compliance.

B.	General Prohibitions

The Advisers Act prohibits fraudulent activities by Access Persons of Rail-Splitter. Specifically, Access Persons may not:

1.	Employ any device, scheme or artifice to defraud a Client;

2.	Make any untrue statement of a material fact to a Client or omit to state a material fact necessary in order to make the statements made to a Client not misleading, in light of the circumstances under which they are made;

3.	Engage in any act, practice or course of business that operates or would operate as fraud or deceit on a Client; or

4.	Engage in any manipulative practice with respect to a Client.

C.	Personal Conduct

1.	Acceptance of Gifts and Receipt of Business Entertainment

a.	Acceptance of Gifts

Access Persons are required to report to the CCO any gift, gratuity, hospitality or other offering received valued at more than $250 from any person or entity doing business with Rail-Splitter with the exception of accounts subject to Department of Labor (“DOL”) oversight (such as ERISA qualified accounts), whereby all gifts must be reported. The CCO will keep documentation of all gifts reported and periodically review for reasonableness, propriety and consistency with this policy.

b.	Receipt of Business Entertainment

With the exception of accounts subject to DOL oversight, Rail-Splitter does not impose a dollar limit on the receipt of business entertainment, items or events where the Access Person has reason to believe there is a legitimate business purpose, for example, business entertainment such as a dinner or a sporting event, of reasonable value. However, no Access Person may accept entertainment deemed to be excessive. With respect to accounts subject to DOL oversight, Rail-Splitter will limit the value of any entertainment received to the value determined by Rail-Splitter based on its understanding of current DOL standards. A representative of the entity providing the entertainment must be present at the event to be considered legitimate business entertainment. If a representative is not at the event, then the entertainment is considered a gift subject to the limitations described in this policy. All entertainment received where the value is expected to be greater than $500 must be reported to the CCO with the exception of accounts subject to DOL oversight whereby all entertainment must be reported. The CCO will keep documentation of all business entertainment reported.

2.	Giving of Gifts and Business Entertainment

a.	Giving of Gifts

Access Persons are required to report to the CCO any gift, gratuity, hospitality or other offering given valued at more than $100 to any person or entity doing business with Rail-Splitter during a calendar year, with the exception of accounts subject to DOL oversight, whereby Rail-Splitter will limit the value of any gift or other offering to the value determined by Rail-Splitter’s understanding of current DOL accepted standards.

Rail-Splitter shall track all gifts given in the firm’s corporate accounting records, which are monitored by the Chief Financial Officer (“CFO”) on an ongoing basis.

b.	Giving of Business Entertainment

The limits on giving gifts described above do not include providing business entertainment – items or events where the Access Person has reason to believe there is a legitimate business purpose, for example, business entertainment such as golf, a dinner or a sporting event, of reasonable value. As a general rule, an Access Person is expected to attend any concert or sporting event where the entertainment is provided by Rail-Splitter. If a Rail-Splitter Access Person is unable to attend, the entertainment provided to the recipient shall be considered a gift, subject to the limitations outlined at 10.03(C)(2)(a) above.

No Access Person may provide business entertainment deemed to be excessive. With regards to accounts subject to DOL oversight, Rail-Splitter will limit the value of any entertainment provided to the value determined by Rail-Splitter’s understanding of current DOL accepted standards.

Rail-Splitter shall track all business entertainment expenses in the firm’s corporate accounting records, which are monitored by the CFO on an ongoing basis.

3.	Charitable Contributions

Rail-Splitter and Access Persons are prohibited from making charitable contributions for the purpose of obtaining or retaining advisory contracts with organizations. In addition, Access Persons are prohibited from considering Rail- Splitter’s current or anticipated business relationships as a factor in making charitable contributions.

Rail-Splitter shall record all charitable contributions made by the firm in the firm’s corporate accounting records, which are monitored by the CFO on an ongoing basis.

4.	Political Contributions

Access Persons may only make political contributions, as permitted in Rail- Splitter’s Political Contributions Policy. Access Persons are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts. In addition, Access Persons are prohibited from considering Rail- Splitter’s current or anticipated business relationships as a factor in making political contributions.

5.	Serve as Director for an Outside Company

Any Access Person wishing to serve as a director for an outside public company or private company (for profit or not-for-profit) must first seek the approval of the CCO. The CCO, in reviewing the request, will determine whether such service is consistent with the interests of the firm and its Clients.

6.	Outside Business Activities

Access Persons wishing to engage in business activities outside of Rail-Splitter’s business must seek approval from the CCO and, if requested, provide periodic reports to the CCO, or his designee, summarizing those outside business activities.

D.	Protection of Material Non-public Information

1.	Access Persons are expected to exercise diligence and care in maintaining and protecting Client non-public information as outlined in Rail-Splitter’s Privacy Policy.

2.	Access Persons are also expected to not divulge information regarding Rail- Splitter’s securities recommendations or Client securities holdings to any individual outside of the firm, except as approved by the CCO.

3.	Access Persons may not purchase or sell a security, on behalf of the firm or themselves, while in possession of material, non-public information, as outlined in Rail-Splitter’s Insider Trading Policy.

4.	Access Persons are expected to adhere to any Advised Fund’s policy on the disclosure of mutual fund holdings.